Exhibit 4.7

Technology Consulting and Services Agreement

This Technology Consulting and Services Agreement (hereinafter referred to as the “Agreement”) has been executed by and between the following parties on September 10, 2003 in Shanghai.

Party A:	Ctrip Computer Technology (Shanghai) Co., Ltd.
Address:	Floor 3, Building No. 63, 421 Hongcao Road, Shanghai

Party B:	Beijing Chenhao Xinye Air-Ticketing Service Company Limited[1]
Address:	Suite 3FG, Hongru Plaza, B5 Chegongzhuang Road, Xicheng District, Beijing

Whereas:

(1)	Party A is a wholly foreign owned enterprise established in the People’s Republic of China (hereinafter referred to as “China”), and has the resources to provide technical and consulting services;

(2)	Party B is a Beijing company with exclusively domestic capital registered in China and may engage in air-ticketing business as approved by China Aviation Northern China Management Bureau;

(3)	Party A agrees to provide Party B with exclusive technical consulting and related services in air-ticketing business during the term of this Agreement utilizing its own advantages in human capital and information, and Party B agrees to accept the technical consultations and services provided by Party A.

(4)	Party A and Party B previously executed a Consulting Services Contract on July 15, 2002, and the parties now desire to make amendments to the conditions of said contract, and to execute this Agreement to replace said Consulting Services Contract.

Wherefore, through mutual discussion, the parties have reached the following agreements:

1.	Exclusive Consultations and Services: Exclusive Interest

1.1	During the term of this Agreement, Party A agrees to provide Party B with relevant technical consultations and services as Party B’s exclusive provider of technical and consultation services, in accordance with the conditions of this Agreement (for specific contents, see Attachment 1).

1.2	Party B agrees to accept the technical consultations and services provided by Party A. Party B further agrees that unless Party A consents in writing in advance, during the term of this Agreement, Party B shall not accept technical consultations and services provided by any third party regarding the aforementioned business.

[1]	Predecessor of Beijing Ctrip International Travel Agency Co., Ltd.

1.3	Party A shall have exclusive interests in all rights, ownership, interests and intellectual properties arising from the performance of this Agreement, including but not limited to copyrights, patents, technical secrets, trade secrets and others, regardless of whether they have been developed by Party A or by Party B based on Party A’s intellectual properties.

2.	The Calculation and Payment of the Technical Consulting and Service Fee (hereinafter referred to as “Consulting Service Fee”)

The parties agree that the Consulting Service Fee under this Agreement shall be determined and paid based on the methods set forth in Attachment 2.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a wholly foreign owned enterprise legally registered and validly existing in accordance with Chinese laws.

3.1.2	Party A’s execution and performance of this Agreement is within the scope of its business operations; Party A has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate the restrictions of laws binding or having an impact thereon.

3.1.3	This Agreement shall constitute Party A’s legitimate and valid obligations as soon as it is executed, and shall be enforceable against it.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a company legally registered and validly existing in accordance with Chinese laws and may engage in air-ticketing business as approved by China Aviation Northern China Management Bureau;

3.2.2	Party B’s execution and performance of this Agreement is within the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate the restrictions of laws binding or having an impact thereon.

3.2.3	This Agreement shall constitute Party B’s legitimate and valid obligations as soon as it is executed, and shall be enforceable against it.

4.	Confidentiality Clauses

4.1	Party B agrees to maintain the confidentiality of confidential materials and information (hereinafter referred to as “Confidential Information”) of Party A that Party B learns or has access to due to its acceptance of Party A’s exclusive consultations and services, and shall take various security measures designed to maintain such confidentiality; without the prior written consent of Party A, Party B shall not disclose, give or transfer such Confidential Information to any third party. Upon the termination of this Agreement, Party B shall return any document, material or software that contains such Confidential Information to Party A at Party A’s request, or shall destroy same on his own and shall delete any Confidential Information from the relevant memory devices and shall not continue to use such Confidential Information.

4.2	The parties agree that this section shall survive changes to, rescission or termination of this Agreement.

5.	Indemnification

Party B shall indemnify Party A for and hold Party A harmless from any loss, injury, obligation or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by contents of consultations and services requested by Party B.

6.	Effectiveness and Term

6.1	This Agreement shall be executed on the date first above written and shall take effect as of the even date therewith. Unless terminated early in accordance with the provisions of this Agreement or relevant agreements separately executed between the parties, the term of this Agreement shall be ten (10) years.

6.2	The term of this Agreement shall not be extended unless confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by the parties to this Agreement through consensus.

7.	Termination

7.1	Termination upon date of expiration. Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration thereof.

7.2	Early termination. During the term of this Agreement, unless Party A commits a gross fault, fraudulent act, other illegal acts or becomes bankrupt, Party B shall not terminate this Agreement early. Notwithstanding the aforementioned covenant, Party A shall have the right to terminate this Agreement upon 30 days of written notice to Party B at any time.

7.3	Terms that survive termination. The rights and obligations of the parties under Article 4 and Article 5 shall survive the termination of this Agreement.

8.	Resolution of Disputes

In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the parties shall hold consultations in good faith to resolve same. Upon failure of such consultations, either party may submit the relevant dispute to the China International Economics and Foreign Trade Arbitration Commission Shanghai Chapter for resolution by arbitration, in accordance with its current arbitration rules. The arbitration shall be performed in Shanghai, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both parties.

9.	Force Majeure

9.1	“Force majeure” shall refer to any event beyond the reasonable control of either party and that still cannot be avoided even if the party affected has exercised reasonable care, including but not limited government actions, acts of God, fire, explosions, storms, flood, earthquakes, tides, lightning or war. But a lack of credit, funds or financing shall not be deemed a circumstances beyond the reasonable control of either party. The party affected by a “force majeure event” shall notify the other party of such relief from liability as soon as possible.

9.2	In the event that the performance of this Agreement is delayed or impeded by the aforementioned “force majeure,” the party affected by such force majeure shall not be liable in any way under this Agreement to the extent of such delay or impedance. The party affected shall take appropriate measures to mitigate or eliminate the impact of such “force majeure” and shall attempt to resume the performance of obligations delayed or impeded by such “force majeure.” As soon as the force majeure event is eliminated, the parties agree to use their best efforts to resume the performance of this Agreement.

10.	Notices

Notices or other communications sent by either party as required by this Agreement shall be written in Chinese, and a notice shall be deemed served when below by personal delivery, registered mail, mail with prepaid postage or recognized express mail or facsimile.

To Licensor:	Ctrip Computer Technology (Shanghai) Co., Ltd.
Address: 3rd fl., Building 63, Hong Cao Road, Shanghai Facsimile: (021) 542651600
Phone: (021) 34064880

Party B:	Beijing Ctrip International Travel Agency Co., Ltd.
Address: Suite 3FG, Hongru Plaza, B5 Chegongzhuang Road, Xicheng District, Beijing Facsimile: (010) 64182795
Phone: (010) 64181616

11.	Assignment

Unless Party A’s prior written consent is obtained, Party B shall not assign the rights enjoyed to thereby and obligations undertaken thereby under this Agreement to any third party.

12.	Severability

In the event that any provisions of this Agreement are invalid or unenforceable due to inconsistency with law, then such provisions shall only be invalid or unenforceable to the extent of the jurisdiction of such law, and shall not affect the legal validity of the remaining provisions of this Agreement.

13.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplemental agreements that have been signed by the parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

14.	Governing Laws

This Agreement shall be governed by laws of China and shall be construed in accordance therewith.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: Ctrip Computer Technology (Shanghai) Co., Ltd.

Authorized representative: /s/ Jianzhang Liang

Party B: Beijing Chenhao Xinye Air-Ticketing Service Company Limited

Authorized representative: /s/ Min Fan

Attachment 1: Table of Contents of Technical Consultations and Services

Including furnishing of training of personnel, network platforms appurtenant to management and information services required for Party B’s business, making recommendations to Party B regarding the air ticketing business, and other forms of services accepted by the parties.

Attachment 2: The Calculation and Payment of the Technical Consulting and Service Fee

For each air ticket sold by Party B, Party B shall pay Party A RMB18.00 in technical consulting and service fee. Party B shall settle and pay the aforementioned technical consulting and service fee by the 15th of each month.

The aforementioned method of calculation may be adjusted quarterly by Party A and Party B depending on the current actual circumstances.

Schedule A

The following schedule sets forth all other similar agreements the registrant entered with each of its affiliated Chinese entities and the material differences between such other agreements and this exhibit.

	VIE	Executing Parties	Execution Date	Note	Calculation and Payment of Service Fee	Term of the Agreement and Right of Termination	Renewal Clause	Transfer Clause
Form Agreement	Shenzhen Ctrip Travel Agency Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Shenzhen Ctrip Travel Agency Co., Ltd.	2/6/2003		Identical among all agreements: Party B shall pay Party A certain amount as technical consulting and service fee. Party B shall settle and pay the aforementioned technical consulting and service fee of the previous month by a fixed date of each month. The calculation of service fee may be adjusted quarterly by the parties according to the actual circumstances.	Identical among all agreements: 10 years; this Agreement shall be terminated upon the date of expiration thereof; unless Party A commits a gross fault, fraudulent act, other illegal acts or becomes bankrupt, Party B shall not terminate this Agreement early; Party A shall have the right to terminate this Agreement upon 30 days’ prior written notice to Party B at any time.	Identical among all agreements: The term of this Agreement shall not be extended unless confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by the parties to this Agreement through consensus.	Identical among all agreements: Unless Party A’s prior written consent is obtained, Party B shall not assign the rights enjoyed to thereby and obligations undertaken thereby under this Agreement to any third party.
	Shanghai Huacheng Southwest Travel Agency Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Shanghai Huacheng Southwest Travel Agency Co., Ltd.	9/10/2003
	Beijing Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Beijing Ctrip International Travel Agency Co., Ltd.	9/10/2003
	Nantong Tongcheng Information Technology Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Nantong Tongcheng Information Technology Co., Ltd.	3/30/2007
	Shanghai Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Shanghai Ctrip International Travel Agency Co., Ltd.	11/5/2003
	Shenzhen Ctrip Travel Agency Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Shenzhen Ctrip Travel Agency Co., Ltd.	4/14/2005
	Beijing Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Beijing Ctrip International Travel Agency Co., Ltd.	4/14/2005
	Guangzhou Ctrip Travel Agency Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Guangzhou Ctrip Travel Agency Co., Ltd.	4/14/2005
	Shanghai Huacheng Southwest Travel Agency Co., Ltd.	Party A: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Party B: Shanghai Huacheng Southwest Travel Agency Co., Ltd.	4/14/2005

	VIE	Executing Parties	Execution Date	Note	Calculation and Payment of Service Fee	Term of the Agreement and Right of Termination	Renewal Clause	Transfer Clause
Variation I	Hainan Sweetome Hotel Management Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Hainan Sweetome Hotel Management Co., Ltd.	8/15/2011		No Difference	No Difference	The extended period shall be determined by Party A.	No Difference
	Tujia Online Information Technology (Beijing) Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Tujia Online Information Technology (Beijing) Co., Ltd.	7/4/2011
	Shanghai Quanlv Network Technology Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Shanghai Quanlv Network Technology Co., Ltd.	11/25/2010

Variation II	Chengdu Ctrip Travel Service Co., Ltd.	Party A: Ctrip Network Technology (Shanghai) Co., Ltd. Party B: Shanghai Ctrip Commerce Co., Ltd.	1/3/2008		For each project accomplished by Party B, Party B shall pay technical consulting and service fee to Party A. The parties shall negotiate and determine the fee rates and payment deadline of such technical consulting and service fee.	No difference	The extended period shall be determined by Party A.	No difference
	Chengdu Ctrip Travel Service Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Chengdu Ctrip Travel Service Co., Ltd.	11/30/2008
	Chengdu Ctrip International Travel Service Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Chengdu Ctrip International Travel Service Co., Ltd.	1/6/2009
	Ctrip Insurance Agency Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Ctrip Insurance Agency Co., Ltd.	6/2/2011
	Ctrip Insurance Agency Co., Ltd.	Party A: Ctrip Network Technology (Shanghai) Co., Ltd. Party B: Ctrip Insurance Agency Co., Ltd.	6/2/2011
Variation III	Shanghai Ctrip Commerce Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Shanghai Ctrip Commerce Co., Ltd.	4/12/2006		The settlement of the services between the Parties shall be subject to the specific supplemental agreement.	Unless terminated early in accordance with the provisions of this Agreement or relevant agreements separately executed between the parties, the term of this Agreement shall be ten years.	No Difference	The above term of the Form Agreement is not contained in this agreement.
	Guangzhou Ctrip Travel Agency Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Guangzhou Ctrip Travel Agency Co., Ltd.	9/10/2008
	Shanghai Ctrip Commerce Co., Ltd.	Party A: Ctrip Travel Information Technology (Shanghai) Co., Ltd. Party B: Shanghai Ctrip Commerce Co., Ltd.	6/8/2006